Exhibit 99.1

Sonus Appoints New Chief Financial Officer

Mark T. Greenquist Joins Sonus to Drive Ongoing Financial Growth

For Immediate Release: October 29, 2013

WESTFORD, Mass. — Sonus Networks, Inc. (Nasdaq: SONS), a global leader in SIP communications, today announced the appointment of Mark T. Greenquist as chief financial officer, effective November 1, 2013.  Greenquist brings more than 35 years of experience to Sonus, including extensive operational and financial experience with global publicly- and privately-held companies. Greenquist will report directly to Ray Dolan, president and chief executive officer of Sonus.

Greenquist was most recently CFO for Siemens Enterprise Communications Limited (recently rebranded to Unify), a global communications and software company with $2 billion in revenue and 10,000 employees. From 2007 until its acquisition by Ericsson in 2012, Greenquist served as President and CEO at Telcordia Technologies, Inc., a global leader in the development of mobile, broadband and enterprise software and services with $750 million in revenue and 2,600 employees.  Greenquist also served as Senior Vice President and CFO at Telcordia Technologies, Inc. from 2005 to 2007 prior to his promotion to CEO.

Greenquist brings additional financial leadership experience from companies including Symbol Technologies Inc. and Agere Systems Inc. where he served as CFO as well as Delta Airlines Inc., Saab Automobile AB, GM Corporation and General Motors where he held a variety of financial leadership positions.

“Mark is extremely well qualified to serve as CFO,” said Ray Dolan, president and chief executive officer of Sonus. “His deep leadership experience will be a strong complement to our executive team and will be invaluable as we continue to drive our strategic and financial business transformation.”

Commenting on his appointment, Mr. Greenquist said, “Sonus has made tremendous progress under Ray’s leadership. I look forward to joining this talented team and contributing to the company’s next phase of growth.”

Greenquist earned his M.B.A. from Columbia University Graduate School of Business (Beta Gamma Sigma), and his B.A. in Economics from Dartmouth College (Magna Cum Laude).

Tags/Keywords:

Sonus, SONS, SBC SWe, software SBC, SBC, session border controller, SIP, SIP trunking services, media transcoding, Unified Communications, UC, SBC 5100, SBC 5200, Chief Financial Officer, CFO

About Sonus Networks:

Sonus helps the world’s leading communications service providers and enterprises embrace the next generation of SIP-based solutions including VoIP, video and Unified Communications through secure, reliable and scalable IP networks. With customers around the globe and 15 years of experience transforming networks to IP, Sonus has enabled service providers and enterprises to capture and retain users and generate significant ROI. Sonus products include session border controllers, policy/routing servers, subscriber feature servers and media and signaling gateways. Sonus products are supported by a global services team with experience in design, deployment and maintenance of some of the world’s largest and most complex IP networks. For more information, visit www.sonus.net or call 1-855-GO-SONUS.

Important Information Regarding Forward-Looking Statements:

The statements contained in this release and statements that Sonus may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by Sonus with the Securities and Exchange Commission.

Sonus Networks

Patti Leahy, +1-978-614-8440
pleahy@sonusnet.com